Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 29, 2006 by and among Companion Technologies Corporation, a South Carolina corporation (the “Company”) and Patrick J. Haynes, III (“Executive”). Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in Section 13.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment. The Company will employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the date hereof and ending as provided in Section 6 (the “Employment Period”).

Section 2. Positions and Duties. During the Employment Period, Executive will serve as a member of the Board of Directors of the Company and the Board of Directors of Holdings (the “Board”) and as the Chief Executive Officer of the Company and of Holdings and its other Subsidiaries, provided that Executive will not be obligated to become or remain an officer of any company (i) whose organization documents do not provide indemnification provisions reasonably satisfactory to Executive and (ii) which is not covered by the directors’ and officers’ liability policy referred to in Section 11(b) hereof. Executive will be responsible for the overall business of the Company and its Subsidiaries, including strategic planning, management recruiting, strategic relationships, capital formation (under the guidance of ABRY Partners, LLC and the Board), operations reviews and oversight, and investor and financial community relations, and will render such managerial, analytical, administrative, marketing, creative and other executive services to the Company and Holdings and its other Subsidiaries as are from time to time necessary in connection with the management and affairs of such Persons (including the management of the business and affairs of Holdings and its other Subsidiaries), in each case subject to the authority of the Board. Executive agrees to devote such of Executive’s business time, attention and energies as are necessary for the diligent performance of Executive’s duties hereunder. Executive will report directly to the Board. All other employees of the Company and its Subsidiaries will report, directly or indirectly, to Executive. Executive will perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner. The Company acknowledges Executive’s existing relationship with The Thurston Group, Inc. and its Affiliates, and agrees that Executive, subject to (i) Executive’s agreement to devote such of Executive’s business time, attention and energies as are necessary for the diligent performance of Executive’s duties hereunder, and (ii) Executives obligations under Section 8 and Section 9, may continue to hold Executive’s positions in such entities and continue to provide services thereto.

Section 3. Location. Executive’s duties hereunder will be performed in the greater metropolitan Chicago, Illinois area, subject to customary travel obligations as will be required in the diligent performance of such duties. The Company agrees to maintain offices for

Executive at 875 N. Michigan Ave., Suite 3640, Chicago, Illinois, 60661, or such other address in the greater metropolitan Chicago area as is approved by the Board as the principal executive offices of the Company, and to provide all equipment, supplies and other items reasonably required for the performance of Executive’s duties under this Agreement at such offices.

Section 4. Salary and Benefits.

(a) Salary. During the Employment Period, the Company will pay Executive salary in accordance with Exhibit A hereto (as in effect from time to time, the “Salary”) as compensation for services. The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries, but in no event less frequently than monthly. Executive’s Salary will be reviewed on at least an annual basis, beginning on the one year anniversary of the date of this Agreement (such anniversary date, each anniversary date thereafter, and any additional review dates as described in the proviso hereto, a “Date of Determination”), and shall be adjusted in accordance with Exhibit A hereto; provided that additional reviews shall be conducted as soon as practical following the receipt of three full months of financial statements of the Company subsequent to any add on acquisition to the Company or any of its Subsidiaries. Such reviews will be conducted by the Board or a committee designated by the Board.

(b) Benefits. During the Employment Period, the Company will provide Executive with family health and dental, life, long-term disability and Directors’ and Officers’ liability insurance under such plans as the Board may establish or maintain from time to time for senior executive officers of the Company and its Subsidiaries (collectively, the “Benefits”).

(c) Vacation. Executive will be entitled to four weeks of paid vacation each year.

(d) Reimbursement of Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e) Automobile Allowance. During the Employment Period, the Company will lease for Executive, or reimburse Executive for the reasonable costs of leasing, an automobile of Executive’s choice; provided that in no event will the Company’s obligations under this Section 4(e) exceed $1,250 per month.

(f) Professional Education. Executive’s attendance at professional seminars will be decided on an ad hoc basis by the Board and Executive.

Section 5. Bonus. During the Employment Period, Executive will be eligible to receive an annual cash bonus (the “Bonus”) as determined and approved by the Board in accordance with Exhibit A hereto. The Bonus shall not exceed the applicable bonus percentage of Executive’s Salary set forth in Exhibit A as in effect for the year in question and, to the extent payable, will be payable in accordance with the general payroll practices of the Company and its Subsidiaries, but in no event later than 30 days after the Date of Determination for the year in which such Bonus relates.

Section 6. Termination of Employment. The Employment Period will commence on the date hereof and will continue until the fifth year anniversary of the date hereof (the “Original Term”), unless sooner terminated as follows:

(a) By the Company, For Cause (as that term is defined below), upon written notice to Executive or in connection with a Sale of the Company.

(b) Upon the death of Executive.

(c) By Executive, up to 30 days after written notice to the Company of resignation by Executive (which time period will be in the sole discretion of the Company).

(d) If Executive fails to perform his duties under this Agreement on account of Disability (as hereinafter defined), the Company may give notice to Executive to terminate this Agreement on a date not less than 30 days thereafter (“Notice Period”), and, if Executive has not resumed full performance of Executive’s duties under this Agreement within such Notice Period, then Executive’s employment under this Agreement will terminate on the date provided in the notice. As used in this Agreement, the term “Disability” will mean the inability of Executive to perform Executive’s duties under this Agreement by reason of Executive’s disability, as reasonably determined by an independent physician selected by the Board with the approval of Executive, such approval not to be unreasonably withheld or delayed.

(e) By Executive, in the event the Company is in material breach of any of its obligations hereunder and such breach is not cured within 30 days of written notice thereof from Executive. A material breach of the Company’s obligations under this Agreement includes, without limitation, (i) a material change in Executive’s reporting structure, responsibilities or obligations under this Agreement without Executive’s prior written consent; or (ii) Executive’s Salary, as in effect on the Closing Date or as the same may be increased by the Board from time to time thereafter, is reduced, unless such reduction is agreed to by Executive in writing; or (iii) the Company requires Executive to relocate to a place that is not in the greater metropolitan Chicago, Illinois area.

(f) By the Company, other than as described in clause (a), (b) or (d) above.

For purposes of this Agreement, “For Cause” will mean Executive’s (i) conviction of, or plea of guilty or no contest or similar plea with respect to, either (A) a felony or (B) any crime that causes Holdings and its Subsidiaries, taken as a whole, a substantial and material financial detriment; (ii) commission of an act involving fraud or embezzlement with respect to Holdings or any of its Subsidiaries; (iii) substantial and repeated failure (except where due to illness, Disability or incapacity) to perform Executive’s duties hereunder, which failure is not cured within 30 days after written notice thereof to Executive from the Company which notice will specifically set forth the nature of such failure and the actions required to correct the same; (iv) commission of any willful or intentional act of Executive that has the intended effect of injuring the reputation or business of Holdings or its Affiliates in any material respect; (v) continued or repeated absence from the Company, unless such absence is (A) in compliance with Company policy or approved or excused by the Board or (B) is the result of Executive’s illness, Disability or incapacity; or (vi) use of illegal drugs by Executive or repeated public drunkenness; provided, however, that the Company’s failure to achieve certain results will not be deemed to constitute “For Cause” so long as Executive uses Executive’s reasonable best efforts to perform his duties under this Agreement.

In the event the Employment Period terminates by reason of Executive’s resignation, death, Disability or other incapacity or the Company terminates the Employment Period For Cause or in connection with a Sale of the Company, Executive will not be entitled to receive his Salary or any fringe benefits or Bonus for periods after the termination of the Employment Period. In the event the Employment Period is terminated by the Company pursuant to Section 6(f) or by Executive pursuant to Section 6(e), then so long as Executive continues to comply with Sections 8 and 9, Executive will be entitled to receive (i) severance payments in an aggregate amount equal to one year’s Salary based on the Salary in effect at the time the Employment Period is terminated and (ii) Benefits at the same level as they are provided from time to time to the Company’s senior management employees, for a period equal to one year from the date of such termination. Any such severance payments paid to Executive by the Company will be paid in equal monthly installments; provided that Executive will be required to sign a release of all past, present and future claims against ABRY, its Affiliates and the Related Companies as a condition to receiving such payments and Benefits.

Section 7. Resignation as Officer or Director. Upon the termination of the Employment Period, Executive will be deemed to have resigned from each position (if any) that Executive then holds as an officer or director of Holdings or any of its Subsidiaries (including his membership on the Board and the board of directors of any Subsidiary of Holdings), and Executive will take any action that Holdings or any of its Subsidiaries may request in order to confirm or evidence such resignation.

Section 8. Confidential Information. Executive acknowledges that the information, observations and data that have been or may be obtained by Executive during Executive’s employment relationship with, or through Executive’s involvement as a member or stockholder of, Holdings or any Subsidiary or predecessor thereof (each of Holdings, any Subsidiary or Affiliate or any such affiliate predecessor being a “Related Company”), prior to and after the date of this Agreement concerning the business or affairs of the Related Companies (collectively, “Confidential Information”) are and will be the property of the Related Companies. Therefore, Executive agrees that Executive will not disclose to any unauthorized Person or use for the account of Executive or any other Person any Confidential Information without the prior written consent of Holdings (by the action of the Board), unless and to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive’s improper acts or omissions to act, or is required to be disclosed by law. Executive will deliver or cause to be delivered to the Company at the termination of Executive’s employment with the Company or its Subsidiary, or at any other time Holdings or any of its Subsidiaries may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any Related Company which Executive may then possess or have under Executive’s control.

Section 9. Non-Compete, Non-Solicitation.

(a) Non-Compete. Executive acknowledges that during Executive’s employment relationship with, or through Executive’s involvement as a member or stockholder of, any Related Company, Executive has and will become familiar with trade secrets and other Confidential Information concerning such Related Companies, and with investment opportunities relating to their respective businesses, and that Executive’s services have been and will be of special, unique and extraordinary value to the foregoing entities. Therefore, Executive agrees that, during the Employment Period and for a period of two years thereafter (the “Noncompete Period”), Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including on Executive’s own behalf or on behalf of another Person) which constitutes or is competitive with all or part of the business of Holdings or its Subsidiaries (as and where the same is conducted or proposed to be conducted by the Related Companies during the Employment Period, or as of the end of the Employment Period if the Employment Period has then ended). Nothing in this Section 9 will prohibit Executive from being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in the business of such corporation. By initialing in the space provided below, Executive acknowledges that Executive has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9(a). [initial].

(b) Non-Solicitation. During the Noncompete Period, Executive will not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of any Related Company to leave the employ or contracting relationship with such entity, or in any way interfere with the relationship between any such entity and any employee or full-time independent contractor thereof, or (ii) induce or attempt to induce any customer, supplier or other business relation of any Related Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such entity. By initialing in the space provided below, Executive acknowledges that Executive has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9(b). [initial].

Section 10. Enforcement. The Company and Executive agree that if, at the time of enforcement of Section 8 or Section 9, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to information of the type described in Section 8 or Section 9, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 8 or Section 9. Therefore, in the event of a breach of Section 8 or Section 9, any Related Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 8 or Section 9. The provisions of Section 8, Section 9 and Section 10 are intended to be for the benefit of each Related Company and their respective successors and assigns, each of which may enforce such provisions and each of which (other than the Company) is an express third-party beneficiary of such provisions and this Agreement generally. Sections 8, Section 9 and Section 10 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period. By initialing in the space provided below, Executive acknowledges that Executive has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 10. [initial].

Section 11. Representations and Warranties.

(a) Executive. Executive represents and warrants to the Company as follows:

(i) Other Agreements. Executive is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person which would materially affect Executive’s performance under this Agreement.

(ii) Authorization. This Agreement when executed and delivered will constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

(b) The Company. The Company hereby represents and warrants to Executive as follows:

(i) D&O Insurance. The Company shall maintain directors’ and officers’ liability insurance in an amount of no less than $3,000,000, and that Executive will be covered under such policy while serving in all capacities contemplated hereby.

(ii) Authorization. This Agreement when executed and delivered will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Section 12. Survival of Representations and Warranties. All representations and warranties contained herein will survive the execution and delivery of this Agreement.

Section 13. Certain Definitions. When used herein, the following terms will have the following meanings:

“ABRY” means ABRY Partners V, L.P. and each of its Affiliates.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York, the State of Illinois, or the Commonwealth of Massachusetts.

“EBITDA” means earnings before interest, taxes, depreciation and amortization as such items appear on the face of the Company’s financial statements, excluding any add-backs and pro forma adjustments for acquisitions, as determined in good faith by the Board.

“Holdings” means CT Technologies Holdings, LLC, a Delaware limited liability company.

“Measured EBITDA” means, as of any Date of Determination, the product of (i) actual EBITDA for the trailing three months prior to such Date of Determination, and (ii) 4.0.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Sale of the Company” means the consummation of any merger or consolidation of Holdings with or into any other Person or any sale of all or substantially all of the ownership interests or assets of Holdings and its Subsidiaries, taken as a whole (other than a transaction following which the holders of the outstanding membership interests of Holdings prior to such transaction together own a majority of the outstanding ownership interests of the surviving or resulting corporation or business entity).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity. Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of Holdings.

“Termination Date” means the date on which the Employment Period ends, as determined pursuant to the provisions of Section 6.

Section 14. “Key Man” and Life Insurance. Executive agrees to submit to any requested physical examination in connection with Holdings’ or any Subsidiary’s purchase of a “key-man” life insurance policy. Executive agrees to cooperate fully in connection with the underwriting, purchase and/or retention of a key-man life insurance policy by Holdings or any of its Subsidiaries.

Section 15. Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

Notices to Executive, to:

Patrick J. Haynes, III

c/o Companion Technologies Corporation

875 N. Michigan Avenue

Suite 3640

Chicago, Illinois 60661

Facsimile: 312-255-0060

Notices to the Company, to:

Companion Technologies Corporation

c/o ABRY Partners, LLC

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

Facsimile: (617) 859-7205

Attention: Jay Grossman

with a copy (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

Facsimile: 212-446-4900

Attention: John L. Kuehn, Esq.

        Armand A. Della Monica, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing between the Company, ABRY and Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c) Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(g) Governing Law. Issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement (and the schedules hereto), even though under Delaware’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT

HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(i) Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 15(a). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way.

(l) Time is of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(m) Actions by the Company. Any action, election or determination by the Board or any committee thereof pursuant to or relating to this Agreement will be effective if, and only if, it is taken or made by (or with the prior approval of) a majority of the members of the Board who are not at the time employees of Holdings or any of its Subsidiaries.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

COMPANION TECHNOLOGIES CORPORATION

By:	/s/ Michael J. Labedz
Name:	Michael J. Labedz
Title:	VICE PRESIDENT AND SECRETARY

[Signature to the Haynes Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

/s/ PATRICK J. HAYNES, III
PATRICK J. HAYNES, III

[Signature to the Haynes Employment Agreement]

EXHIBIT A

Measured EBITDA	Salary	Bonus (as % of Salary)
Less than $5 million	$300,000	0%
At least $5 million but less than $10 million	$300,000	up to 50%
At least $10 million but less than $15 million	$350,000	up to 50%
At least $15 million but less than $20 million	$350,000	up to 100%
At least $20 million but less than $25 million	$400,000	up to 100%
$25 million or greater	$475,000	up to 100%